Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-267096 and No. 333-222747 on Form S-8 and Registration Statement No. 333-267092 on Form S-3 of our report dated February 12, 2026, relating to the financial statements of Gates Industrial Corporation plc and the effectiveness of Gates Industrial Corporation plc’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 12, 2026